CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-4 (File No. 002-72671) of our report dated April 28, 2017, relating to the statutory financial statements and schedules of Zurich American Life Insurance Company (prepared in conformity with accounting practices prescribed or permitted by the Illinois Department of Financial and Professional Regulations — Division of Insurance). We also consent to the use in this Registration Statement on Form N-4 (File No. 002-72671) of our report dated April 28, 2017, relating to the ZALICO Variable Annuity Separate Account financial statements of the subaccounts listed in such report. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 28, 2017